              Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed the Commission.

                               SERVICES AGREEMENT


This Agreement is effective this 24th day of September, 1996, (the "Effective Date") between Patient Infosystems, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and Harris Methodist Health Plan, 611 Ryan Plaza Drive, Suite 900, Arlington, TX 76011-4009 ("Harris"). Vendor agrees to provide services to Harris under the terms set forth below.

A.  SERVICES

    Vendor shall enroll up to [****] patients, to be designated by Harris no later than November 1, 1996, in its asthma disease management program as described in Exhibit A to this Agreement. Vendor shall provide Harris with enrollment packages for use in enrolling patients, with each package to include an introductory letter from Harris, a program enrollment form and an SF 36 Health Survey form, as well as SF-36 Health Survey forms for use at the completion of the program. Harris shall provide Vendor with a completed program enrollment form and a completed SF-36 Health Survey for each patient at enrollment as well as a completed SF 36 Health Survey at the conclusion of the program. Vendor shall provide the asthma disease management program services as described in Exhibit A, and scoring of the SF 36 Health Surveys completed before and after the delivery of the program services.

B.  COMPENSATION

    1.   Harris  shall pay Vendor  program operational fees as follows:

    [****] at the time of patient enrollment in the program

    2. All amounts due under this Agreement shall be invoiced monthly to Harris by Vendor and payable to Vendor within thirty days of the date of the invoice. Payments exceeding thirty days past due shall be subject to a service charge of [****] per month until paid.

    3. In the event that Harris shall request any changes in the specifications or scope of the services described in Exhibit A hereto, Vendor will notify Harris of the cost of such revisions and will not proceed without prior written approval.

C.  CONFIDENTIALITY

    1. Harris and Vendor acknowledge that certain confidential and proprietary information may be disclosed by one of them to the other in the course of this Agreement. For purposes of this Agreement, the term "Confidential Information" includes the following: (a) All information regarding the patient, Harris's customers, any patient medical data and/or status, or provider information; and (b) any other information identified as confidential in writing by the disclosing party prior to disclosure. Notwithstanding the confidentiality requirements of this Agreement, the foregoing shall not prevent Vendor from retaining information, including any and all information and data pertaining to any patient which comes to Vendor or to which Vendor is given access during this Agreement.

    2. Should Vendor receive confidential information from Harris for use in performing its services, Vendor agrees to take all reasonable steps to safeguard the confidentiality of said information and to prevent unauthorized disclosure thereof by Vendor's employees, agents and representatives. Vendor shall maintain strict security procedures to protect the confidentiality of any information received, stored, or delivered on patients in the Harris or any affiliated or associated company's database.

    3. The data released hereunder to Vendor regarding patients, patient medical data, Harris's customers, and provider information is considered sensitive and confidential information. Vendor acknowledges and agrees to take all steps necessary to safeguard the confidentiality of all information provided by Harris , whether oral or written, to maintain such information as strictly confidential and to prevent unauthorized disclosure thereof by Vendor's employees, agents, representatives and other third parties. Vendor warrants that all such information will not be disclosed to any person, organization or entity other than Harris.

    4. The obligations of this Paragraph C shall not apply to any Confidential Information which the recipient can demonstrate is or becomes available to the public through no breach of this Agreement.

    5. Neither party to this Agreement shall, except as may be required by law or federal regulation, or except with express written permission of the other party, disclose the terms and conditions of this Agreement to any third party or publicly advertise its contents.

    6. The parties agree that a breach of any of the material obligations under the applicable confidentiality provisions of this Agreement may cause irreparable injury for which the injured party would have not adequate remedy at law, and that the injured party shall be entitled to specific performance or preliminary or other injunctive relief in addition to any and all remedies it may otherwise be entitled to at law or in equity.

    7.   This Paragraph C shall survive the termination of this Agreement.

D.  INDEMNIFICATION

    Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including reasonable attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement.

E.  LIMITATION OF LIABILITY

    Neither Harris nor Vendor shall in any way be liable for any special, indirect, exemplary, incidental or consequential damages, whether based on contract, tort, or any other legal theory, even if Harris or Vendor has been previously advised of the possibility of such damages. This Paragraph E shall survive the termination of this Agreement.

F.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quantity and quality to perform all such assignments and projects given it by Harris hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

G.  OWNERSHIP OF MATERIALS

    All surveys, reports and documentation prepared by Vendor in connection with the performance of its services hereunder will become and remain Harris's sole property. Title to all material and documentation, including data furnished by Harris to Vendor or delivered by Harris into the Vendor's possession, shall remain with Harris. Vendor shall immediately return all such material or documentation within seven (7) days of any request by Harris or upon the termination or conclusion of this Agreement, whichever shall occur first.

    All date collected by Vendor in the course of performing its services under this Agreement shall remain Vendor's sole property. Vendor's use of the data is limited to instances where data will not be identified by patient or by client of Harris.

    Vendor agrees it will not disclose to any third party, without the prior written consent of Harris, any proprietary or confidential information acquired from Harris under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to Harris.

    Vendor warrants and represents that it has or will have the right, through written agreements with its employees, to secure for Harris the rights called for in this Paragraph G. Further, in the event Vendor uses any subcontractor, or other third party to perform any of the services contracted for under this Agreement, Vendor agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Harris the rights called for in this Paragraph G.


H.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect for a period of twelve months from the effective date.

    2.   Termination

    If Harris defaults in the payment of any amounts due to Vendor under this Agreement, Vendor may give Harris notice of such default and if Harris does not cure any payment default within five (5) days after the giving of such notice, then Vendor may terminate this Agreement on not less than thirty (30) days notice to Harris.

I.  INDEPENDENT CONTRACTORS

    Vendor shall at all times be an independent contractor and shall so represent itself to all third parties. Nothing in this Agreement shall be deemed to constitute either party as the agent or legal representative of the other nor to constitute the parties as partners, or joint ventures of one another.

J.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for itself, Harris, its parent, subsidiaries or affiliate companies, nor disseminate any material of any kind using the name of Harris and/or Harris's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of Harris.

K.  GOVERNING LAW

    This Agreement is entered into in the State of Texas and shall be constructed and governed under and in accordance with the laws of that State.

L.  MISCELLANEOUS

    1. The terms of this Agreement shall be binding upon Harris and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by either party without the prior written consent of the other party.

    2. The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    4. The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    5. Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.


IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 24th day of September, 1996



Harris Methodist Health Plan                 Patient Infosystems, Inc.
611 Ryan Plaza Drive, Suite 900              46 Prince Street
Arlington, TX 66011-4008                     Rochester, NY 14607


By: /s/ Edward Harris, M.D.                  By: /s/ Donald A. Carlberg
   --------------------------                ------------------------
Title: Director of Wellness and Prevention   Title: President & CEO
       -----------------------------------   ------------------------

                                    EXHIBIT A






                                     ASTHMA
                               DISEASE MANAGEMENT
                                    PROPOSAL




                     ------------------------------------






                                  PRESENTED BY

                            Patient Infosystems, Inc.
                                46 Prince Street
                           Rochester, New York  14607
                                  716-244-1380

              Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.


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